EXHIBIT 5.1

(Letterhead of JOEL BERNSTEIN, ATTORNEY AT LAW)

May 18, 2004

American Access Technologies, Inc.

6670 Spring Lake Road

Keystone Heights, FL 32656

Greetings:

I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 17,709 shares of the Company’s common stock, $.001 par value per share (the “Shares”) to be offered by the selling stockholders named in the Registration Statement.

It is my opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled “Legal Matters” and the filing of this letter as an exhibit to the Registration Statement.

Yours very truly,

/s/ Joel Bernstein
Joel Bernstein